UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 31, 2002

Delaware	0-24061	56-2065535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

US LEC Corp.
(Exact name of registrant as specified in its charter)

Morrocroft III, 6801 Morrison Boulevard Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:    (704) 319-1000

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

ITEM 5.    Other Events

On December 31, 2002, US LEC Corp. (the “Company”) restructured its senior secured credit facility and issued $5 million of subordinated notes with warrants to purchase shares of the Company’s common stock to a group of 13 investors that included the Company’s founders, Richard T. Aab and Tansukh V. Ganatra. Mr. Aab currently serves as Chairman of the Company and Mr. Ganatra serves as a director. On January 15, 2003, the Company acquired the Internet Service Provider (“ISP”) customers of Eagle Communications, Inc. (“Eagle”) in North Carolina, Georgia, Florida and Tennessee, a transaction that was contemplated in connection with the restructuring of the Company’s senior credit facility and the investment of $5 million in the Company’s subordinated notes.

Amended Senior Credit Facility

As amended, the senior credit facility is comprised of a $103 million term loan and a $25 million revolving credit facility. The Company made an $8 million principal payment on the term loan in connection with the restructuring, reducing the outstanding balance of the term loan from $111 million to $103 million. The interest rate for the facility is a floating rate based, at the Company’s option, on a base rate (as defined in the loan agreement) or the London Interbank Offered Rate, plus a specified margin. The facility is secured by a security interest in substantially all of the Company’s and its subsidiaries’ assets, including a pledge of the capital stock of the Company’s subsidiaries.

In amending the senior credit facility, the Company, after the application of the $8 million principal payment, deferred $30 million of term loan principal payments from 2003-2004 to 2005-2006; deferred repayment of the $25 million outstanding under the revolving facility from 2005 to 2006; agreed to pay additional interest on the deferred portions of the term loan at an annual rate of 10%, payable upon the maturity of the loan in December 2006, and agreed to revised financial covenants.

Before this amendment, the Company’s remaining scheduled principal payments on the term loan were approximately $4.7 million per quarter through December 2003, approximately $6.3 million per quarter through December 2004 and approximately $7.8 million per quarter through the maturity date of the loan in December 2006. As amended, no scheduled quarterly principal payments are due during 2003, $500,000 in principal payments are due in March and June 2004, approximately $3.2 million is due in September 2004, approximately $6.3 million is due in December 2004, approximately $11.5 million is payable in each quarter of 2005 and the first three quarters of 2006, and a final principal payment of approximately $12.4 million is due when the term loan matures in December 2006.

The revised financial covenants were designed to conform to the business plan provided by the Company to its senior lenders in connection with the restructuring. The covenants include: achievement of minimum levels of earnings before interest, taxes, depreciation, amortization and credit restructuring costs; maintenance of a minimum gross profit percentage; quarterly limits on the amount of capital expenditures; maintenance of minimum quarterly levels of unrestricted cash; and, beginning in 2005, maintenance of specified quarterly total leverage, cash interest coverage and minimum fixed charge coverage ratios.

Private Placement of Subordinated Notes With Warrants

The $5 million of subordinated notes bear interest at an annual rate of 11%, payable monthly, have a five-year term and are subordinated to the senior credit facility. The note purchasers also received warrants to purchase 2,631,579 shares of the Company’s common stock at an exercise price of $1.90 per share, representing approximately 10% of the Company’s currently outstanding shares of common stock. The warrants are exercisable immediately and expire upon the earlier of 10 years or five years from the repayment in full of the subordinated notes. The Company granted the warrant holders certain registration rights with respect to the common stock underlying the warrants. The notes and warrants were issued in a private placement in reliance upon the exemption from registration in Section 4(2) of the Securities Act of 1933, as amended ( the “1933 Act”). The investment of $5 million was required by the Company’s senior lenders as a condition to closing the restructuring transaction.

Acquisition of Eagle ISP Customers

The Company acquired Eagle’s ISP customers in North Carolina, Georgia, Florida and Tennessee for $1.25 million in cash, the issuance of a $1.75 million subordinated note and warrants to purchase 921,053 shares of the Company’s common stock, representing approximately 3.5% of the Company’s currently outstanding common stock. The interest rate, maturity, subordination provisions and other terms of the note, as well as the exercise price, exercisability, expiration date and other terms of the warrants (including registration rights related to the underlying common stock), issued to Eagle are the same as the notes and warrants issued to the private investors who purchased $5.0 million of the Company’s subordinated notes on December 31, 2002. The note and warrants were issued in reliance upon the private placement exemption in Section 4(2) of the 1933 Act. Prior to this transaction, Eagle provided services to the ISP customers utilizing US LEC as the underlying carrier for certain network services.

Anticipated Positive Benefits to US LEC Corp.

Management believes that the deferral of previously scheduled principal payments under senior credit facility, together with the extended maturity on the revolving loan to 2006, will give the Company sufficient time to continue to improve its operating results and generate cash flow in amounts necessary to fund its anticipated operating, investing and financing activities over the next several years, including the repayment of principal amounts that will become due under its amended credit facility beginning in March 2004. In conjunction with the amendment to its senior credit facility, the Company is continuing to evaluate all aspects of its cost structure to control and reduce its costs without jeopardizing the Company’s ability to continue to grow its customer base and maintain its high quality of customer service.

The acquisition of ISP customers from Eagle is expected to immediately increase the Company’s revenue and cash flow from operations. Management believes that the incremental cash flow that will result from the Eagle transaction will pay back the cash portion of the purchase price in less than one year. In addition, with the Company now serving these customers directly, the Company expects additional revenue growth by offering them the Company’s full suite of products and services.

ITEM 7.    Financial Statements and Exhibits

The following exhibits are being furnished with this report.

Exhibit No.	Description

4.1	Note Purchase Agreement, dated December 31, 2002

4.2	Form of Subordinated Note

4.3	Form of Common Stock Purchase Warrant

4.4	Registration Rights Agreement, dated December 31, 2002

4.5	Intercreditor and Subordination Agreement, dated December 31, 2002

10.1	Third Amended and Restated Loan and Security Agreement, dated December 31, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US LEC Corp.

January 17, 2003	By:	/s/ Michael K. Robinson
	Name:	Michael K. Robinson
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Note Purchase Agreement, dated December 31, 2002

4.2	Form of Subordinated Note

4.3	Form of Common Stock Purchase Warrant

4.4	Registration Rights Agreement, dated December 31, 2002

4.5	Intercreditor and Subordination Agreement, dated December 31, 2002

10.1	Third Amended and Restated Loan and Security Agreement, dated December 31, 2002